Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-131795, 333-118686, 333-41744 and 333-40092) of our report dated January 24, 2006, with respect to the consolidated statements of condition of Beverly National Corporation and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders equity and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 10-K of Beverly National Corporation.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

March 23, 2006